SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 22, 2004


                             ADEPT TECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)


      California                          0-27122               94-2900635
(State or Other Jurisdiction of   (Commission File Number)  (IRS Employer
     Incorporation)                                          Identification No.)


                     3011 Triad Drive                          94550
                      Livermore, CA                          (Zip Code)
         (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (925) 245-3400

                              150 Rose Orchard Way
                               San Jose, CA 95134

          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.           Other Events.

         This report is being filed by Adept Technology, Inc. ("Adept") to announce that on April 22, 2004, Adept and Silicon Valley Bank ("SVB") entered into an Amendment to Loan Documents. In connection with the Amendment to Loan Documents, Adept and SVB entered into a loan and security agreement (the "Loan and Security Agreement") that amends and restates the Accounts Receivable Purchase Agreement dated March 20, 2003 between Adept and SVB (the "Purchase Agreement") in its entirety. Under the terms of the Loan and Security Agreement, Adept may borrow amounts not to exceed the lesser of $4.0 million or the sum of 80% of Adept's eligible accounts receivable accounts plus any overadvance loans, which may be granted by SVB from time to time in its sole and absolute discretion. The aggregate of overadvance loans may not exceed the lesser of $0.5 million or 30% of the amount of Adept's eligible accounts receivable accounts. In connection with the Loan and Security Agreement, Adept granted to SVB a security interest in substantially all of its assets.

         Under the terms of the Amendment to Loan Documents, amounts outstanding under the Purchase Agreement became the opening balance of the Loan and Security Agreement. In addition, under the terms of the Amendment to Loan Documents, certain agreements, instruments and other related documents entered into between Adept and SVB in connection with the Purchase Agreement remain in effect. The security interest in substantially all of Adept's assets granted to SVB by Adept in connection with the Purchase Agreement continues. Additionally, the warrant to purchase 100,000 shares of Adept's common stock at a price of $1.00 per share, which Adept issued to SVB in connection with the Purchase Agreement, remains outstanding.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ADEPT TECHNOLOGY, INC.



Date:  April 29, 2004           By: /s/  Michael W. Overby
                                    -------------------------------------------
                                    Michael W. Overby
                                    Vice President and Chief Financial Officer